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Filed Pursuant to Rule 424(b)(2)
Registration No. 333-160740

PROSPECTUS SUPPLEMENT
(To Prospectus dated August 7, 2009)

875,000 Shares

Common Stock

        We are offering 875,000 shares of our common stock, $0.10 par value per share. Our common stock is listed on the NYSE-Amex under the symbol "TMP." On March 28, 2012, the last reported sale price of our common stock on the NYSE-Amex was $41.27 per share.

        Investing in our common stock involves risks. See "Risk Factors" beginning on page S-11 of this prospectus supplement to read about factors you should consider before buying our common stock.

The shares of our common stock are not deposits, savings accounts or other obligations of any of our bank or non-bank subsidiaries and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

        Neither the Securities and Exchange Commission nor any state or other securities regulator has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$40.00	$35,000,000

Underwriting discount and commissions	$ 2.00	$ 1,750,000

Proceeds, before expenses, to us	$38.00	$33,250,000

        The underwriters also may purchase up to an additional 131,250 shares of our common stock within 30 days of the date of this prospectus supplement to cover over-allotments, if any.

        The underwriters expect to deliver the common stock in book-entry form only, through the facilities of The Depository Trust Company, against payment on or about April 3, 2012.

Joint Bookrunning Managers
Macquarie Capital	Keefe, Bruyette & Woods

Prospectus Supplement dated March 28, 2012

Prospectus Supplement

        We and the underwriters are offering our common stock for sale only in jurisdictions that permit such offers and sales. The distribution of this prospectus supplement and the accompanying prospectus and the offering of our common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of our common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and adds to the more general information contained in the accompanying prospectus and the documents incorporated by reference herein and in the accompanying prospectus. The second part is the accompanying prospectus, which describes more general information about securities we may offer from time to time, including securities other than our common stock, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading "Where You Can Find More Information" in this prospectus supplement and in the accompanying prospectus. This prospectus supplement and the information incorporated by reference in this prospectus supplement may add, update or change information in the accompanying prospectus. If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any permitted free-writing prospectus we have authorized for use with respect to this offering. We have not, and the underwriters have not, authorized any person to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus, any permitted free writing prospectus, or any sales of shares of our common stock.

        Unless otherwise indicated or unless the context requires otherwise, we use the terms "we," "us," "our," "Tompkins" and the "Company" to refer to Tompkins Financial Corporation and its subsidiaries, taken together.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        We make certain forward-looking statements in this prospectus supplement and the accompanying prospectus, and in the documents incorporated by reference into this prospectus that are based upon our current expectations and projections about current events. You should not rely on forward-looking statements in this prospectus supplement, the accompanying prospectus, or in the documents incorporated by reference into this prospectus. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of these safe harbor provisions. You can identify these statements from our use of the words "may," "will," "should," "could," "would," "plan," "potential," "estimate," "project," "believe," "intend," "anticipate," "expect," "target" and similar expressions. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, expected or anticipated revenue, results of operations and business of the Company that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to: changes in general economic, market and regulatory conditions; the development of an interest rate environment that may adversely affect the Company's interest rate spread, other income or cash flow anticipated from the Company's operations, investment and/or lending activities; changes in laws and regulations affecting banks, bank holding companies and/or financial holding companies, such as the Dodd-Frank Act and Basel III; technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; governmental and public policy changes, including environmental regulation; protection and validity of intellectual property rights; reliance on large customers; and financial resources in the amounts, at the times and on the terms required to support the Company's future businesses. In addition, such forward-looking statements could be affected by general industry and market conditions and growth rates, general economic and political conditions, including interest rate and currency exchange rate fluctuations, and other factors.

        You should refer to our periodic and current reports filed with the Securities and Exchange Commission (and incorporated by reference herein) for further information on other factors that could cause actual results to be significantly different from those expressed or implied by these forward-looking statements. See "Where You Can Find More Information" in the accompanying prospectus. Because of these and other uncertainties, our actual future results, performance or achievements, or industry results, may be materially different from the results contemplated by these forward-looking statements. In addition, our past results of operations do not necessarily indicate our future results. You should not place undue reliance on any forward-looking statements, which speak only as of the date they were made. We do not intend to update these forward-looking statements, even though our situation may change in the future, unless we are obligated to do so under the federal securities laws. We qualify all of our forward-looking statements by these cautionary statements.

PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights certain information about us and this offering. This summary may not contain all the information that you may consider important in making your investment decision. You should carefully read this entire prospectus supplement and the accompanying prospectus, as well as the information to which we refer you and the information incorporated by reference herein, before deciding whether to invest in our common stock. You should pay special attention to the "Risk Factors" section of this prospectus supplement and in our Annual Report on Form 10-K to determine whether an investment in our common stock is appropriate for you.

 Tompkins Financial Corporation

        We are a New York corporation headquartered in Ithaca, New York, and we are registered as a Financial Holding Company with the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended. We offer a variety of financial products and services through our 45 banking offices in the Central, Western, and Hudson Valley regions of New York State, including commercial and consumer banking, leasing, trust and investment management, financial planning and wealth management, insurance, and brokerage services. Our subsidiaries include: three wholly-owned banking subsidiaries, Tompkins Trust Company, The Bank of Castile, The Mahopac National Bank; a wholly-owned registered investment advisor, AM&M Financial Services, Inc. d/b/a Tompkins Financial Advisors; and a wholly-owned insurance agency subsidiary, Tompkins Insurance Agencies, Inc. AM&M and the trust division of Tompkins Trust Company provide investment services under the Tompkins Financial Advisors division, including investment management, trust and estate, financial and tax planning as well as life, disability and long-term care insurance services.

        At December 31, 2011, our total assets were approximately $3.4 billion. Our principal offices are located at The Commons, Ithaca, New York, 14851, and our telephone number is (607) 273-3210. Our web site is located at www.tompkinsfinancial.com. The information on our web site is not a part of this prospectus supplement. Our common stock is traded on the NYSE-Amex under the Symbol "TMP." Our Company was organized in 1995, under the laws of the State of New York, as a bank holding company for Tompkins Trust Company, a commercial bank that has operated in Ithaca, New York and surrounding communities since 1836.

 Recent Developments

Acquisition of VIST Financial Corp.

        The following summary highlights selected information related to the entry into an agreement for our acquisition of VIST Financial Corp. (referred to herein as the "VIST Acquisition"). Our actual results could differ materially from the anticipated effects of the VIST Acquisition as described below. See "Cautionary Note Regarding Forward Looking Statements." The summary below may not contain all of the information that is important to you and is qualified in its entirety by more detailed information included or incorporated by reference into this prospectus supplement, including the information set forth under the caption "Risk Factors—Risks Related to the VIST Acquisition" and the terms of the Agreement and Plan of Merger described in our Current Report on Form 8-K, filed on January 26, 2012, and attached as an exhibit thereto.

        On January 25, 2012, we entered into an Agreement and Plan of Merger (the "Merger Agreement") with VIST Financial Corp. ("VIST"), pursuant to which VIST will merge with and into TMP Mergeco. Inc., a wholly-owned subsidiary of Tompkins ("Mergeco"), whereupon the separate corporate existence of VIST will cease and Mergeco will be the surviving entity (the "Merger"). VIST Bank, a Pennsylvania state-chartered commercial bank and a wholly-owned subsidiary of VIST, will continue to operate as a separate subsidiary bank of Tompkins.

        VIST is a financial services company headquartered in Wyomissing, Pennsylvania. At December 31, 2011, it had approximately $1.4 billion in assets, $1.2 billion in deposits and $958 million in loans. It is the parent to VIST Bank, VIST Insurance and VIST Capital Management. VIST Bank operates as a community bank with 21 branches in southeastern Pennsylvania, serving Berks, Montgomery, Philadelphia, Chester, Delaware and Schuykill Counties. On a pro forma basis as of December 31, 2011, assuming the merger was consummated on such date:

  Our combined assets would be: $4.9 billion

  Our total deposits would be: $3.9 billion

  Our total loans would be: $2.9 billion

        Under the terms of the Merger Agreement, we will issue approximately 2,075,649 shares of our common stock to the VIST shareholders. Each VIST shareholder will receive 0.3127 shares of Tompkins common stock (the "Exchange Ratio") for each share of VIST common stock owned by them, which Exchange Ratio is subject to adjustment in certain circumstances as described in the Merger Agreement. Based on an average Tompkins common stock price of $39.98 (using the 20 trading day average for the period ending January 24, 2012, which is the last trading day prior to the announcement of the Merger), the transaction value is estimated at $86.0 million.

        In connection with the Merger, we plan to include on the agenda for our annual meeting of shareholders, to be held in late May of this year, the approval of the issuance of our common stock in the Merger. We expect that the record date for that meeting will be after the closing of this offering, so that purchasers of shares of our common stock in this offering will be entitled to vote at this meeting.

        It is our expectation that the VIST Acquisition will provide us with a sizeable expansion opportunity in a Southeast Pennsylvania market with highly attractive demographics. We believe that VIST's business mix and branch network is well suited to our own product set and will provide us with an opportunity to accelerate our loan growth, grow VIST's trust and investment management business in affluent markets, and integrate a well-developed insurance agency into our own operations. We believe that the transaction is consistent with our conservative acquisition strategy of selectively expanding into new, attractive markets. We also expect that the preservation of the VIST bank charter and existing management will minimize integration risks.

        In evaluating this transaction, we have made several key assumptions. Among other things, we have estimated annual cost savings of 17%, or $8.9 million, net of additional costs that will be incurred, to be phased in from 2012 through 2014. We anticipate one-time restructuring costs of $16.4 million and $1.1 million in 2012 and 2013, respectively. We have also assumed, for purposes of our analysis, a $55 million credit mark on VIST's loan portfolio. Based on these assumptions, we believe that the VIST Acquisition will be accretive to our earnings in the first year and thereafter. Including the common stock offered hereby, we estimate tangible book value dilution of approximately 6.7% at December 31, 2011, with a short earn-back period. Our pro forma consolidated capital ratios at December 31, 2011, as adjusted to reflect the issuance of common stock offered hereby, and the issuance of common stock to the shareholders of VIST and the VIST acquisition, would be as follows: tangible common equity to tangible assets of 6.2%; Tier 1 leverage ratio of 7.3%; Tier 1 risk-based capital of 11.0%; and Total risk-based capital of 11.9%. Although management believes these assumptions to be reasonable and achievable, there is no assurance that any or all of these assumptions will be correct. A number of them will be affected by factors over which we have no control. See "Cautionary Note Regarding Forward Looking Statements."

        We are conducting this offering to raise additional capital for general corporate purposes, which may include working capital and funding for the redemption by VIST, or the purchase by Tompkins, from the U.S. Treasury of each share of VIST Fixed Rate Cumulative Perpetual Preferred Stock, Series A, as well as the warrant to purchase shares of VIST common stock issued in connection with the issuance of the preferred stock, which we refer to in this prospectus supplement as the "TARP Purchase." More information about the TARP Purchase, and the use of proceeds of this offering generally, can be found below under the heading "Use of Proceeds." Although Tompkins has the right to require the TARP Purchase as a condition to closing the Merger, the consummation of the VIST Acquisition is not subject to completion of this offering.

Financial Highlights

        As of the date of this prospectus supplement, our balance sheet and financial results for the first quarter of 2012 are not yet available. At February 29, 2012 the Company had total assets of $3.5 billion, deposits of $2.8 billion and stockholders' equity of $304.2 million, compared to $3.4 billion, $2.7 billion, and $299.1 million, respectively, at December 31, 2011. Some of the financial highlights for the two-month period ended February 29, 2012 include the following:

  •
  Consistent with historical trends, we have experienced some seasonal loan pay-downs in the first quarter and new loan volumes have been light in the current economic environment. Average loan balances for the two months ended February 29, 2012 were $1.97 billion, up $10.3 million from the quarter ended December 31, 2011.

  •
  Total deposit balances increased during the first two months of 2012, partially as a result of seasonal inflows from municipal customers. Average core deposits, which exclude municipal deposits, brokered deposits, and time deposits greater than $250,000, were $2.25 billion for the two months ended February 29, 2012. This compares to average core deposits of $2.19 billion for the three months ended December 31, 2011.

  •
  The Company's tax equivalent net interest margin was 3.56%, compared to 3.62% reported for the three months ended December 31, 2011.

  •
  Nonperforming assets were $44.7 million at February 29, 2012, up slightly from $42.7 million at December 31, 2011. Our ratio of nonperforming assets to total assets as of February 29, 2012 was 1.27%.

  •
  As of February 29, 2012, all regulatory capital ratios were improved from levels reported at year end 2011.

  •
  Based on our analysis of the available for sale securities portfolio, we have determined that any unrealized losses are temporary.

As we prepare our unaudited financial statements for the first quarter of 2012, it is possible that in performing additional work and procedures to complete these quarterly financial statements, adjustments or changes could be made to these balance sheet items which, in certain cases, could be material. In addition, our balance sheet as of February 29, 2012 is not necessarily indicative of the financial results that may be expected for the first quarter of 2012, and financial results for the first quarter of 2012 will not necessarily be indicative of the financial results that may be expected for the year ending December 31, 2012. See "Cautionary Note Regarding Forward-Looking Statements" on page S-2 of this prospectus supplement.

The Offering

Issuer	Tompkins Financial Corporation
Common stock offered	875,000 shares, par value $0.10 per share
Over-allotment option	We have granted the underwriters a 30-day option to purchase up to an additional 131,250 shares of common stock to cover over-allotments, if any.
Common stock outstanding after the offering(1)	12,122,675 shares or 12,253,925 shares if the underwriters' over-allotment option is exercised in full.
Use of proceeds
We intend to use the net proceeds of this offering for general corporate purposes, which may include working capital and funding for the redemption by VIST, or the purchase by Tompkins, from the U.S. Treasury of each share of VIST Fixed Rate Cumulative Perpetual Preferred Stock, Series A, as well as the warrant to purchase shares of VIST common stock issued in connection with the issuance of the preferred stock, which we refer to in this prospectus supplement as the "TARP Purchase." If we do not fund the TARP Purchase, we intend to use all of the net proceeds of this offering for working capital.

We estimate that our net proceeds from this offering (after deducting offering expenses, other than underwriting discount and commissions, payable by us) will be approximately $34,730,000, or approximately $39,980,000 if the underwriters exercise their over-allotment option in full.
Settlement Date	Delivery of shares of our common stock will be made in book-entry form only, through the facilities of The Depository Trust Company, against payment on or about April 3, 2012.
NYSE-Amex symbol	"TMP"

(1)
The number of shares of our common stock to be outstanding after this offering is based upon the 11,247,675 shares outstanding as of March 23, 2012, and excludes (i) 1,026,071 shares of common stock issuable upon exercise of outstanding stock options with a weighted average exercise price of approximately $36.16 per share, (ii) 531,665 shares of common stock reserved for future grants under our stock option plans, (iii) shares of common stock issuable upon conversion of our trust preferred securities, and (iv) 131,250 shares subject to the underwriters' over-allotment option. The number of shares of common stock also does not reflect any issuance of shares in connection with the VIST Acquisition. If we complete the Merger, we anticipate that we will issue approximately 2,075,649 additional shares of our common stock to the shareholders of VIST, assuming an exchange ratio of 0.3127.

 Risk Factors

        An investment in our common stock involves significant risks. Before deciding to invest in our common stock, you should carefully consider the risks described under "Risk Factors" beginning on page S-11 of this prospectus supplement and under "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2011, as well as other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, including our financial statements and the notes thereto.

SUMMARY OF SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION

        The table below presents our summary of selected consolidated historical financial information. You should read this information together with the information incorporated by reference in this prospectus supplement, including our consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our Annual Report on Form 10-K for the year ended December 31, 2011. We prepared the summary of selected consolidated historical financial information using audited consolidated financial statements for each of the years in the five-year period ended December 31, 2011. See "Where You Can Find More Information" in this prospectus supplement and in the accompanying prospectus for a description of how to obtain a copy of the documents incorporated by reference into this prospectus supplement.

	Year ended December 31,
(in thousands except per share data)	2011	2010	2009	2008	2007
FINANCIAL STATEMENT HIGHLIGHTS
Assets	$3,400,248	$3,260,343	$3,153,260	$2,867,722	$2,359,459
Total loans	1,981,849	1,910,358	1,914,818	1,817,531	1,440,122
Deposits	2,660,564	2,495,873	2,439,864	2,134,007	1,720,826
Other borrowings	186,075	244,193	208,956	274,791	210,862
Shareholders' equity	299,143	273,408	245,008	219,361	198,647
Interest and dividend income	137,088	144,062	146,795	140,783	132,441
Interest expense	25,682	32,287	39,758	50,393	58,412
Net interest income	111,406	111,775	107,037	90,390	74,029
Provision for loan and lease losses	8,945	8,507	9,288	5,428	1,529
Net securities gains	396	178	348	477	384
Net income attributable to Tompkins Financial Corporation	35,419	33,831	31,831	29,834	26,371
PER SHARE INFORMATION(1)
Basic earnings per share	3.21	3.13	2.98	2.81	2.47
Diluted earnings per share	3.20	3.11	2.96	2.78	2.45
Cash dividends per share	1.40	1.33	1.24	1.20	1.13
Book value per share	26.89	25.09	22.87	20.44	18.71
Tangible book value per share(2)	22.57	20.88	18.50	16.14	16.30
PROFITABILITY RATIOS
Return on average assets	1.07%	1.06%	1.06%	1.13%	1.16%
Return on average equity	12.02%	12.72%	13.66%	14.15%	13.88%
Net interest margin	3.72%	3.86%	3.92%	3.81%	3.63%
Noninterest income to operating revenue	30.12%	29.23%	30.16%	33.74%	37.31%
ASSET QUALITY RATIOS
Nonperforming assets to assets	1.26%	1.43%	1.12%	0.56%	0.40%
Allowance for loan and lease losses to total loans and leases	1.39%	1.46%	1.27%	1.03%	1.01%
Allowance for loan and lease losses to nonperforming loans and leases	66.65%	61.46%	69.72%	116.50%	156.27%
Net loan and leases charge-offs to average loans and leases	0.48%	0.26%	0.20%	0.18%	0.09%
CAPITAL RATIOS
Tangible common equity to tangible assets(3)	7.5%	7.1%	6.4%	6.1%	7.4%
Tier 1 capital (to average assets)	8.5%	8.0%	7.4%	6.7%	7.9%
Tier 1 capital (to risk-weighted assets)	12.9%	12.2%	10.9%	9.6%	11.3%
Total capital (to risk-weighted assets)	14.2%	13.4%	12.1%	10.6%	12.2%
OTHER SELECTED DATA (in whole numbers, unless otherwise noted)
Employees (average full-time equivalent)	719	726	720	686	662
Banking offices	45	45	45	45	39
Bank access centers (ATMs)	63	69	67	69	61
Trust and investment services assets under management, or custody (in thousands)	$2,780,622	$2,859,725	$2,542,792	$2,161,484	$2,345,575

(1)
Per share data has been retroactively adjusted to reflect a 10% stock dividend paid on February 15, 2010.

(2)
Tangible book value per share is a non-GAAP based financial measure calculated using non-GAAP based amounts. The most directly comparable GAAP based measure is book value per share. To calculate tangible book value per share, we divide tangible common equity, which is a non-GAAP based measure calculated as common shareholders' equity less tangible assets, by the number of shares of common stock outstanding. In contrast, book value per share is calculated by dividing total common shareholders' equity by the number of shares of common stock outstanding. We included tangible book value per share because it is a basis upon which we assess our financial performance and it is a financial measure commonly used in our industry.

(3)
The ratio of tangible common equity to tangible assets is a non-GAAP financial measure calculated using non-GAAP based measures. The most direct comparable GAAP measure is the ratio of common shareholders' equity to total assets. To calculate tangible common shareholders' equity and assets, we subtract intangible assets, excluding mortgage servicing rights, from both common shareholders' equity and total assets. Tangible common equity is then divided by tangible assets to arrive at the ratio.

RISK FACTORS

        An investment in our common stock involves certain risks, not all of which are described in this prospectus supplement and the accompanying prospectus. You should carefully consider the risks described below and the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2011 and incorporated by reference into this prospectus supplement, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. This prospectus supplement also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus supplement and the accompanying prospectus.

 Risks Related to our Common Stock and this Offering

The price of our common stock may fluctuate significantly, and this may make it difficult for you to resell shares of common stock owned by you at times or at prices you find attractive.

        The market price of our common stock on the NYSE-Amex is subject to significant fluctuations. We expect that the market price of our common stock will continue to fluctuate, and we cannot give you any assurances regarding any trends in the market prices for our common stock.

        The market price or our common stock price may fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include our:

  •
  past and future dividend practice;

  •
  financial condition, performance, creditworthiness and prospects;

  •
  quarterly variations in our operating results or the quality of our assets;

  •
  operating results that vary from the expectations of management, securities analysts and investors;

  •
  changes in expectations as to our future financial performance;

  •
  announcements of new products, strategic developments, significant contracts, acquisitions and other material events by us or our competitors;

  •
  the operating and securities price performance of other companies that investors believe are comparable to us;

  •
  future sales of our equity or equity-related securities;

  •
  the credit, mortgage and housing markets, the markets for securities relating to mortgages or housing and developments with respect to financial institutions generally;

  •
  ability to close the Merger and realize the expected benefits from the Merger; and,

  •
  changes in global financial markets and global economies and general market conditions, such as interest or foreign exchange rates, stock, commodity or real estate valuations or volatility and other geopolitical, regulatory or judicial events.

As a result, the shares of common stock that an investor purchases, whether in this offering or in the secondary market, may trade at a price lower than that at which they were purchased.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

        Except as described under the heading "Underwriting" of this prospectus supplement, we are not restricted from issuing additional common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. The issuance of any additional shares of common stock or preferred stock or securities convertible into, exchangeable for or that represent the right to receive common stock or the conversion or exercise of such securities could be substantially dilutive to stockholders of our common stock. Holders of our shares of common stock have no preemptive rights that entitle them to purchase their pro rata share of any offering of shares of any class or series. The market price of our common stock could decline as a result of this offering as well as sales of shares of our common stock made after this offering or the perception that such sales could occur. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future offerings reducing the market price of our common stock and diluting their stock holdings in us. In addition, after giving effect to the issuance of common stock in this offering, the receipt of the expected net proceeds and the use of those proceeds, we expect that this offering will have a dilutive effect on our expected earnings per share.

Our common stock is an equity security and is subordinate to our existing and future indebtedness, and effectively subordinated to all the indebtedness and other non-common equity claims against our subsidiaries.

        Our common stock represents an equity interest in us and does not constitute indebtedness of ours. Accordingly, our common stock ranks junior to all of our outstanding indebtedness and to other non-common equity claims with respect to us and our assets available to satisfy claims against us.

        In addition, our right to participate in any distribution of assets of any of our subsidiaries upon the subsidiary's liquidation or otherwise, and thus your ability as a holder of our common stock to benefit indirectly from such distribution, is subject to the prior claims of creditors of that subsidiary, except to the extent that any of our claims as a creditor of such subsidiary may be recognized. As a result, our common stock is effectively subordinated to all existing and future liabilities and preferred equity of our subsidiaries. As of December 31, 2011, on a consolidated basis, our total deposits were $2.7 billion, and our total borrowings were $380.2 million, including junior subordinated debentures issued to two subsidiary trusts in connection with the issuance by such trusts of $25.1 million of trust preferred securities.

Offerings of debt, which would be senior to our common stock upon liquidation, and/or preferred equity securities which would likely be senior to our common stock for purposes of dividend distributions or upon liquidation, may adversely affect the market price of our common stock.

        We may attempt to increase our capital resources or, if our subsidiary banks' capital ratios fall below the required minimums, we could be forced to raise additional capital by making additional offerings of debt or preferred equity securities, including medium-term notes, senior or subordinated notes and preferred stock. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both. Holders of our common stock are not entitled to preemptive rights or other protections against dilution.

        Our Board of Directors is authorized to issue one or more classes or series of preferred stock from time to time without any action on the part of the stockholders. Our Board of Directors also has the power, without stockholder approval, to set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights and preferences over our common stock with respect to dividends or upon our dissolution, winding-up and liquidation and other terms. If we issue preferred stock in the future that has a preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of holders of our common stock or the market price of our common stock could be adversely affected.

Our management will have broad discretion in allocating all of the proceeds of this offering.

        We intend to use the net proceeds from this offering for general corporate purposes, which may include, among other things, working capital and funding for the TARP Purchase described elsewhere in this prospectus supplement. Subject to the requirements of safe and sound banking practices, however, our management will have discretion in determining specific uses of the offering proceeds. The discretion of management to allocate the proceeds of the offering may result in use of the net proceeds for non-banking activities that are permitted for financial holding companies, but that are not otherwise specifically identified in this prospectus supplement or the accompanying prospectus.

Our ability to pay dividends is limited by law and regulations.

        The future declaration of dividends by our Board of Directors will depend on a number of factors, including capital requirements, regulatory limitations, our operating results and financial condition and general economic conditions. Our ability to pay dividends depends primarily on the receipt of dividends from our subsidiaries, including our subsidiary banks. Dividend payments from banks are subject to legal and regulatory limitations, generally based on retained earnings, imposed by bank regulatory agencies. The ability of our subsidiaries to pay dividends is also subject to financial condition, regulatory capital requirements, capital expenditures and other cash flow requirements. In addition, certain indentures pertaining to our trust preferred securities would generally restrict our ability to pay cash dividends if we defer interest payments on the trust preferred securities. Generally, dividends from our banking subsidiaries are limited to retained net profits for the current year and two preceding years, unless specific approval is received from the appropriate bank regulatory authority. At December 31, 2011, the retained net profits of our bank subsidiaries available to pay dividends were $50.8 million. We cannot assure you that our subsidiaries will be able to pay dividends to us in the future. We may decide to limit the payment of dividends even when we have the legal ability to pay them in order to retain earnings for use in our business.

Anti-takeover provisions may prevent or discourage takeover attempts in which our stockholders may receive a premium.

        Our Restated Certificate of Incorporation and Second Amended and Restated Bylaws contain provisions that could make it more difficult for a third party to acquire, or could discourage a third party from attempting to acquire, control of us. The foregoing provisions are intended to avoid costly takeover battles and lessen our exposure to coercive takeover attempts at an unfair price and are designed to maximize stockholder value in connection with unsolicited takeover attempts. The provisions, however, could reduce the premium that potential acquirors might be willing to pay in an acquisition, which may in turn reduce the market price that investors might be willing to pay in the future for shares of our common stock. For additional information regarding these anti-takeover provisions, see the discussion under the heading "Description of Capital Stock—Material Provisions of our Certificate of Incorporation and Bylaws and New York Law" in the accompanying prospectus.

 Risks Relating to the VIST Acquisition

The credit quality of loans associated with the VIST Acquisition may be poorer than expected, which would require us to increase our allowance for loan losses and negatively affect our earnings.

        In the Merger we will acquire from VIST approximately $958 million of corporate, commercial real estate, residential mortgage and construction and development related loans. As part of our due diligence on the Merger, we reviewed a sample of these loans in various categories and have applied a fair value discount of approximately $55 million to reflect the credit risk of the loan portfolio. Our examination of these loans was made using the same criteria, analyses and collateral evaluations that we have traditionally used in the ordinary course of our business. Although we believe the loans that we will acquire are of acceptable credit quality, no assurance can be given as to the future performance of these loans. If the credit quality of these loans deteriorate more than we expect, it will require us to increase our allowance for loan losses and could affect our earnings in future periods in a material and adverse manner.

Failure to complete the Merger could negatively affect the market price of our common stock.

        If the merger is not completed for any reason, we will be subject to a number of material risks, including the following:

  •
  the market price of our common stock may decline to the extent that the current market prices of our shares already reflect a market assumption that the merger will be completed;

  •
  costs relating to the merger, such as legal, accounting and financial advisory fees, and, in specified circumstances, additional reimbursement expenses, must be paid even if the merger is not completed;

  •
  the diversion of our management's attention from the day-to-day business operations and the potential disruption to each company's employees and business relationships during the period before the completion of the merger may make it difficult to regain our financial and market positions if the merger does not occur.

We will be subject to business uncertainties and contractual restrictions while the Merger is pending.

        Uncertainties about the effect of the merger on our business may have an adverse effect on us. These uncertainties may also impair VIST's ability to attract, retain and motivate strategic personnel until the merger is consummated, and could cause their customers and others that deal with VIST to seek to change their existing business relationship, which could negatively impact Tompkins upon consummation of the merger. In addition, the merger agreement restricts Tompkins and VIST from taking certain specified actions without the other's consent until the merger is consummated. These restrictions may prevent Tompkins and VIST from pursuing or taking advantage of attractive business opportunities that may arise prior to the completion of the merger.

The required regulatory approvals and filings may not be obtained or completed, may delay the date of completion of the Merger or may contain materially burdensome conditions.

        We will be required to obtain regulatory approvals with respect to certain filings and/or applications regarding the merger. These approvals and filings may include, among other items, applications and notices filed with the Board of Governors of the Federal Reserve System, approval of the listing of our common stock issued in the merger on NYSE-Amex, approval of the merger by the Pennsylvania Department of Banking and/or related filings pursuant to the Pennsylvania Banking Code, as amended, and such other relevant filings, registrations, authorizations or approvals as may be required by a governmental or regulatory entity. Such filings and approvals must be completed prior to effecting the merger. Tompkins and VIST have agreed to use their reasonable best efforts to complete these filings and obtain these approvals; however, satisfying any requirements of regulatory agencies may delay the date of completion of the merger or such approval may not be obtained at all. In addition, you should be aware that, as in any transaction, it is possible that, among other things, restrictions on Tompkins after the merger may be sought by governmental agencies as a condition to obtaining the required regulatory approvals and these conditions could be materially burdensome to Tompkins following the closing of the merger. We cannot assure you as to whether these regulatory approvals will be received, the timing of the approvals or whether any conditions will be imposed.

The unaudited pro forma financial data included in this prospectus supplement is preliminary and Tompkins' actual financial position and results of operations after the Merger may differ materially from the unaudited pro forma financial data included herein.

        The unaudited pro forma financial data in this prospectus supplement is presented for illustrative purposes only and is not necessarily indicative of what the combined company's actual financial position or results of operations would have been had the merger been completed on the dates indicated. The pro forma financial data reflect adjustments, which are based upon preliminary estimates, to record VIST's identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of VIST as of the date of the completion of the merger. Accordingly, the final purchase accounting adjustments may differ materially from the pro forma adjustments reflected in this document.

If we do not successfully integrate the Company and VIST, the combined company may not realize the expected benefits from the Merger.

        Integration in connection with any merger transaction is difficult and there is a risk that integrating the two companies may take more time and resources than we presently expect. Our ability to integrate VIST, which currently operates as a stand-along business, into our operations and business divisions after the Merger and our future success depends in large part on the ability of the management teams to work together effectively. The integration efforts may also more difficult and time consuming than we anticipate. As with any merger of financial institutions, there may also be disruptions that cause VIST to lose customers or cause customers to withdraw deposits from VIST or our banking subsidiaries, or other unintended consequences that could have a material adverse effect on our results of operations or financial condition.

Litigation relating to the Merger could require us to incur significant costs and suffer management distraction, as well as delay and/or enjoin the Merger.

        On February 2, 2012, Gary Veitch, a purported shareholder of VIST, filed a complaint in the Supreme Court of Pennsylvania, Court of Common Pleas, Berks County against VIST, its directors, Tompkins, and Merger Sub, in connection with the merger agreement. The lawsuit is brought on behalf of a putative class of similarly situated shareholders, and alleges that VIST's board of directors breached its fiduciary duties regarding the merger, that Tompkins and Merger Sub aided and abetted the alleged breach of fiduciary duties, and that the merger represents a waste of corporate assets. The plaintiffs ask that, among other equitable remedies, the merger be enjoined and that plaintiffs be reimbursed for costs and reasonable legal fees. Additionally, on February 6, 2012, William K. Serp, a purported shareholder of VIST, made a separate demand under Pennsylvania law on VIST's board of directors, demanding that the VIST Board of Directors rectify alleged failures of fiduciary duty in connection with the merger. Tompkins and VIST believe that the claims asserted against them, respectively, are without merit, and that there are substantial legal and factual defenses to the claims. Accordingly, VIST intends to vigorously defend itself, and Tompkins intends to vigorously defend itself and Merger Sub, against these allegations. Such actions, however, create additional uncertainty relating to the merger and responding to such demands and defending such actions is costly and distracting to management. While there can be no assurance as to the ultimate outcomes of the demands or the litigation, neither Tompkins nor VIST believes that their resolution will have a material adverse effect on its respective financial position, results of operations or cash flows.

We may fail to realize the cost savings estimated for the Merger.

        The success of the merger will depend, in part, on Tompkins' ability to realize the estimated cost-savings from combining the businesses of Tompkins and VIST. Tompkins' management estimated at the time the proposed merger was announced that it believes it can achieve total annual cost-savings of approximately $8.9 million, to be phased in between 2012 and 2014. While Tompkins and VIST continue to believe these cost-savings estimates are possible as of the date of this document, it is possible that the potential cost-savings could turn out to be more difficult to achieve than originally anticipated. The cost-savings estimates also depend on the ability to combine the businesses of Tompkins and VIST in a manner that permits those cost-savings to be realized. If the estimates of Tompkins and VIST turn out to be incorrect or Tompkins and VIST are not able to successfully combine their two companies, the anticipated cost-savings may not be realized fully or at all, or may take longer than expected to realize.

Unanticipated costs relating to the Merger could reduce our future earnings per share.

        We believe that we have reasonably estimated the likely incremental costs of the combined operations of Tompkins and VIST following the merger. However, it is possible that unexpected transaction costs such as taxes, fees or professional expenses or unexpected future operating expenses such as unanticipated costs to integrate the two businesses, increased personnel costs or increased taxes, as well as other types of unanticipated adverse developments, including negative changes in the value of VIST's loan portfolio, could have a material adverse effect on the results of operations and financial condition of Tompkins following the merger. In addition, if actual costs are materially different than expected costs, the merger could have a significant dilutive effect on Tompkins' earnings per share.

Failure to comply with the terms of the Shared-Loss Agreement with the FDIC may result in significant losses.

        It is a condition of closing that the FDIC approve, on terms and conditions satisfactory to Tompkins, the assignment by merger of a certain Shared-Loss Agreement, dated November 19, 2010, by and among the FDIC as Receiver for Allegiance Bank of North America, VIST and VIST Bank. The Shared-Loss Agreement was signed in connection with VIST's acquisition of certain assets and assumption of certain liabilities of Allegiance Bank of North America, headquartered in Bala Cynwyd, Pennsylvania. This loss sharing agreement covers approximately $51 million in assets (as of December 31, 2011), and provides that the FDIC will reimburse VIST for 70 percent of net losses on covered assets incurred up to $12.0 million, and 80 percent of net losses exceeding $12.0 million. The term for loss sharing on residential real estate loans is ten years, while the term for loss sharing on non-residential real estate loans is five years in respect to losses and eight years in respect to loss recoveries. If the FDIC consents to the assignment of this loss sharing agreement from VIST to Tompkins, Tompkins must comply with the specific, detailed and cumbersome compliance, servicing, notification and reporting requirements provided in the Shared-Loss Agreement. Tompkins' failure to comply with the terms of the agreements or to properly service the loans and other real estated owned under the requirements of the loss sharing agreements may cause individual loans or large pools of loans to lose eligibility for loss share payments from the FDIC. This could result in material losses that are currently not anticipated.

 USE OF PROCEEDS

        We estimate that the net proceeds from the sale of our common stock in the offering, after the underwriting discount and estimated expenses, will be approximately $32,980,000. If the underwriters exercise their over-allotment option in full, we estimate that our net proceeds, after the underwriting discount and expenses, will be approximately $37,967,500. In each case, this assumes the deduction of estimated offering expenses of $270,000 and the underwriting discount.

        We intend to use the net proceeds from this offering for general working capital purposes, which may include funding the TARP Purchase in connection with the VIST Acquistion. Pending such use, we may temporarily invest the net proceeds of this offering. If we do not fund the TARP Purchase, we intend to use the net proceeds of this offering for general working capital purposes. Although Tompkins has the right to require the TARP Purchase as a condition to closing the Merger, the consummation of the VIST Acquisition is not subject to the completion of this offering.

        Our management will retain broad discretion in the allocation of the net proceeds of this offering. We may temporarily invest funds that we do not immediately need for these purposes in short-term marketable securities. The precise amounts and timing of our use of the net proceeds will depend upon market conditions and our funding requirements, among other factors.

CAPITALIZATION

        The following table sets forth our unaudited consolidated capitalization as of December 31, 2011:

  •
  On an actual basis;

  •
  As adjusted to give effect to the issuance of the common stock offered hereby, assuming net proceeds from this offering of $33.25 million, after taking into account the underwriting discount but before other offering expenses, and further assumes no exercise of the underwriters' over-allotment option; and

  •
  On a pro forma as adjusted basis, giving effect to the issuance of the common stock offered hereby and the issuance of shares of our common stock in connection with the VIST acquisition, based on the issuance of 2,075,649 shares and an exchange ratio of 0.3127.

        You should read the following table with the consolidated financial statements and notes, including the discussion under the heading "Management Discussion and Analysis," which are incorporated by reference in this prospectus supplement and the accompanying prospectus, as well as the information under the caption "Recent Developments—Acquistion of VIST Financial Corp." beginning on page S-4, that gives effect to the VIST Acquisition.

	As of December 31, 2011
(In thousands)	Actual	As Adjusted	Pro Forma As Adjusted
Long Term Debt:
Trust Preferred	$25,065	$25,065	$39,145
Long Term Debt (incl. FHLB)	$222,864	$222,864	$337,237
Equity:
Common Stock—par value $.10 per share: Authorized 25,000,000 shares; 11,159,466 issued; 12,034,466 shares issued as adjusted; 14,074,205 shares issued pro forma as adjusted	$1,116	$1,204	$1,412
Capital surplus	206,395	239,558	324,122
Retained earnings	96,445	96,445	96,445
Accumulated other comprehensive income, net	(3,677)	(3,677)	(3,677)
Treasury stock, at cost—95,105 shares at December 31, 2011,	(2,588)	(2,588)	(2,588)
Total Tompkins Financial Corporation Shareholders' Equity	297,691	330,942	415,714
Noncontrolling interest	1,452	1,452	1,452

Total equity	299,143	332,394	417,166
Per Share of Common Stock
Book value per share	26.89	27.70	29.64
Tangible book value per share	22.57	23.58	21.16
Consolidated Capital Ratios
Tangible common equity to tangible assets	7.5%	8.4%	6.2%
Tier 1 leverage ratio	8.5%	9.4%	7.3%
Tier 1 risk based capital ratio	12.9%	14.4%	11.0%
Total risk based capital ratio	14.2%	15.6%	11.9%

 PRICE RANGE OF COMMON STOCK AND DIVIDENDS

        Our common stock trades on the NYSE-Amex under the trading symbol "TMP." On March 28, 2012, the last reported sale price of our common stock on the NYSE-Amex was $41.27. As of March 23, 2012, there were 11,247,675 shares of our common stock issued and outstanding. As of March 23, 2012, there were 2,486 stockholders of record. The following table provides the high and low sale prices per share of our common stock during the periods indicated, as reported on the NYSE-Amex, and cash dividends paid per share of common stock during such periods.

	TMP Common Stock
	High	Low	Cash Dividends Declared Per Share
Year Ending December 31, 2012
Quarter Ending March 31, 2012 (through March 19, 2012)	$42.60	$39.29	$0.36
Year Ending December 31, 2011
Quarter Ending December 31, 2011	$40.49	$33.75	$0.36
Quarter Ending September 30, 2011	$41.00	$34.01	$0.36
Quarter Ending June 30, 2011	$42.20	$36.43	$0.34
Quarter Ending March 31, 2011	$41.85	$39.15	$0.34
Year Ended December 31, 2010
Quarter Ended December 31, 2010	$41.91	$38.04	$0.34
Quarter Ended September 30, 2010	$42.03	$36.13	$0.34
Quarter Ended June 30, 2010	$43.44	$36.52	$0.34
Quarter Ended March 31, 2010	$39.05	$35.00	$0.31

        The amount of future dividends, if any, will depend upon earnings, financial condition, capital requirements and other factors, and will be determined by our Board of Directors.

 DIVIDEND POLICY

        We have historically paid regular quarterly cash dividends on our common stock, and our Board of Directors presently intends to continue the payment of regular quarterly cash dividends, subject to the need for those funds for other purposes. However, because substantially all of the funds available for the payment of dividends are derived from our subsidiary banks, future dividends will depend upon the earnings of our subsidiary banks and their need for funds. In addition, certain indentures pertaining to our trust preferred securities would generally restrict our ability to pay cash dividends if we defer interest payments on the trust preferred securities.

        Moreover, there are a number of federal banking policies and regulations that would restrict our ability to pay dividends. In particular, because our subsidiary banks are depository institutions whose deposits are insured by the FDIC, they may not pay dividends or distribute capital assets if they are in default on any assessment due to the FDIC. Also, as a national bank, Mahopac National Bank (one of our banking subsidiaries) is subject to regulation by the OCC which imposes certain minimum capital requirements that would affect the amount of cash available for distribution to us. Lastly, under Federal Reserve policy, we are required to maintain adequate regulatory capital, are expected to serve as a source of financial strength to our subsidiary banks. These policies and regulations may have the effect of reducing the amount of dividends that we can declare to our stockholders. The amount of future dividends, if any, will depend upon earnings, financial condition, capital requirements and other factors, and will be determined by our Board of Directors.

DESCRIPTION OF CAPITAL STOCK

        The authorized capital stock of Tompkins consists of 25,000,000 shares of common stock, par value $0.10 per share, and 3,000,000 shares of preferred stock, par value $0.01 per share, which may be issued in series with such powers, designations and rights as may be established from time to time by our Board of Directors. As of March 23, 2012, there were 11,247,675 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

        A summary of some of the important terms of our capital stock, including our common stock, is set forth in the accompanying prospectus under the heading "Description of Capital Stock." You should review the applicable provisions of New York law, as well as our certificate of incorporation and bylaws for a more comprehensive description of our capital stock.

CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS

        The following is a general summary of certain U.S. federal income and estate tax consequences of the purchase, ownership and disposition of shares of our common stock as of the date hereof. Except where noted, this summary deals only with shares of our common stock that are held as capital assets by a non-U.S. holder (as defined below) who purchases shares of our common stock in this offering.

        A "non-U.S. holder" means a person (other than an entity that is treated as a partnership for U.S. federal income tax purposes) that is not for U.S. federal income tax purposes any of the following:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation or any other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

        This summary is based upon provisions of the Internal Revenue Code of 1986, as amended, or the Code, applicable U.S. Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, each as in effect as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of U.S. federal income and estate tax laws and does not deal with any other U.S. federal, state, local, non-U.S. or other tax considerations that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, it does not represent a detailed description of the U.S. federal income tax consequences applicable to a non-U.S. holder that is subject to special treatment under the U.S. federal income tax laws including a non-U.S. holder that is a U.S. expatriate, "controlled foreign corporation," "passive foreign investment company" or a partnership or other pass-through entity for U.S. federal income tax purposes. We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

        If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of our common stock, the tax treatment of a partner in such entity will generally depend upon the status of the partner and the activities of that partnership. If you are a partner in a partnership holding shares of our common stock, you should consult your tax advisors.

        If you are considering the purchase of shares of our common stock, you should consult your own tax advisor concerning the particular U.S. federal income and estate tax consequences to you of the purchase, ownership and disposition of shares of our common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction (including under any applicable tax treaty).

Distributions

        Distributions paid to a non-U.S. holder of shares of our common stock (other than certain pro rata distributions of shares of our common stock) will constitute a "dividend" for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits as of the end of our taxable year of the distribution, as determined for U.S. federal income tax purposes. Any distributions that exceed both our current and accumulated earnings and profits would first constitute a non-taxable return of capital, which would reduce your basis in your shares of our common stock, but not below zero, and thereafter would be treated as gain from the sale of stock. See "—Gain on Disposition of Our Common Stock" below. Subject to the following paragraph, dividends paid on shares of our common stock generally will be subject to withholding of U.S. withholding tax at a 30% gross rate, subject to any exemption or lower rate as may be specified by an applicable income tax treaty.

        Dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or, in the case of an individual non-U.S. holder, a fixed base, are not subject to the U.S. withholding tax, provided certain certification and disclosure requirements are satisfied, which generally requires the non-U.S. holder to provide such a certification under penalty of perjury on Internal Revenue Service ("IRS") Form W-8ECI. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person (as defined under the Code). Any effectively connected dividends received by an individual non-U.S. holder may be subject to a U.S. federal income tax at lower rates applicable to capital gains, provided that certain conditions are satisfied. Any effectively connected dividends received by a corporate non-U.S. holder may be subject to an additional "branch profits tax" at a 30%

gross rate, subject to exemption or such lower rate as may be specified by an applicable income tax treaty.

        A non-U.S. holder of shares of our common stock who wishes to claim the benefit of an applicable treaty rate for dividends will be required (a) to complete IRS Form W-8BEN or other applicable form and certify under penalty of perjury that such holder is not a United States person (as defined under the Code) and is eligible for treaty benefits or (b) if shares of our common stock are held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through or disregarded entities rather than corporations or individuals.

        A non-U.S. holder of shares of our common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Disposition of Our Common Stock

        Any gain realized on the sale, exchange or other taxable disposition of shares of our common stock by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

  •
  the gain is effectively connected with a trade or business of the non-U.S. holder in the United States and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder or, in the case of an individual non-U.S. holder, a fixed base;

  •
  the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

  •
  we are or have been a "United States real property holding corporation" for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding such disposition and such non-U.S. holder's holding period in such shares of our common stock, and (i) the non-U.S. holder beneficially owns, or has owned, more than 5% of the total fair market value of our common stock at any time during the shorter of the five-year period preceding such disposition and such non-U.S. holder's holding period in such shares of our common stock or (ii) our common stock ceases to be regularly traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs.

        An individual non-U.S. holder described in the first bullet point immediately above will be subject to U.S. federal income tax on the net gain derived from the sale under applicable graduated U.S. federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to U.S. federal income tax at a 30% gross rate, subject to any reduction or reduced rate under an applicable income tax treaty, on the net gain derived from the sale, which may be offset by U.S. source capital losses. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to U.S. federal income tax on its net gain in the same manner as if it were a United States person (as defined under the Code) and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits, subject to any exemption or lower rate as may be specified by an applicable income tax treaty.

        We believe we are not and do not anticipate becoming a "United States real property holding corporation" for U.S. federal income tax purposes. In general, a corporation is a "United States real property holding corporation" if the fair market value of its "United States real property interests" (as defined in Section 897 of the Code) equals or exceeds 50% of the sum of the fair market value of its real property interests and its other assets used or held for use in a trade or business. Since the determination of United States real property holding corporation status is based upon the composition of our assets from time to time and there are uncertainties in the application of certain relevant rules, we may become a United States real property holding corporation in the future. In addition, no assurance can be given that our common stock will be considered regularly traded on an established securities market when a non-U.S. holder sells shares of our common stock. If we are considered to be a United States real property holding corporation during the relevant time period, a non-U.S. holder may be subject to U.S. federal income tax on any gain realized in connection with the sale, exchange or other taxable disposition of our shares and the gross proceeds from such sale, exchange or other taxable disposition could be reduced by a 10% withholding tax, which withholding tax will be creditable against the U.S. federal income tax due on the gain.

Federal Estate Tax

        Shares of our common stock owned by an individual who is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death generally will be treated as U.S. situs property and included in such person's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

        We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

        A non-U.S. holder will be subject to backup withholding, currently at a 28% rate, for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder and neither we nor the paying agent has actual knowledge or reason to know that such holder is a United States person as defined under the Code, or such holder otherwise establishes an exemption.

        Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of shares of our common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder and neither the broker nor intermediary has actual knowledge or reason to know that the beneficial owner is a United States person (as defined under the Code) or such owner otherwise establishes an exemption.

        ANY AMOUNTS WITHHELD UNDER THE BACKUP WITHHOLDING RULES MAY BE ALLOWED AS A REFUND OR A CREDIT AGAINST A NON-U.S. HOLDER'S U.S. FEDERAL INCOME TAX LIABILITY PROVIDED THE REQUIRED INFORMATION IS TIMELY FURNISHED TO THE INTERNAL REVENUE SERVICE.

Foreign Account Tax Compliance

        On March 18, 2010, the Hiring Incentives to Restore Employment Act (the "HIRE Act") was signed into the law. The HIRE Act will generally impose a withholding tax of 30% on payments of dividends on, and the gross proceeds from a disposition of, shares of our common stock paid to a foreign financial institution, unless such foreign financial institution enters into an agreement with the IRS to collect and provide to the IRS substantial information regarding certain U.S. account holders of such institution (which would include certain account holders that are foreign entities with U.S. owners). In addition, the HIRE Act will generally impose a withholding tax of 30% on payments of dividends on, and the gross proceeds from a disposition of, shares of our common stock paid to a non-financial foreign entity (as defined under the HIRE Act) unless such non-financial foreign entity provides the withholding agent with certain certification or information relating to U.S. ownership of the entity. Under certain circumstances, such foreign persons might be eligible for refunds or credits of such taxes. These rules generally would apply to payments of dividends made on or after January 1, 2014, and payments of gross proceeds from the disposition of shares of our common stock made on or after January 1, 2015. Prospective investors should consult their tax advisors regarding the application of the foregoing rules to their investment in shares of our common stock.

CERTAIN ERISA CONSIDERATIONS

        The following is a summary of certain considerations associated with the purchase of shares of our common stock by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, or ERISA, plans, individual retirement accounts, Keogh plans and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws, rules or regulations that are similar to such provisions of ERISA and the Code, which we refer to collectively as similar laws, and entities whose underlying assets are considered to include "plan assets" of such plans, accounts and arrangements, which we refer to collectively as plans.

General Fiduciary Matters

        ERISA imposes certain duties on persons who are fiduciaries of a plan subject to Title I of ERISA, which we refer to collectively as an ERISA plan, and prohibits certain transactions involving the assets of an ERISA plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises discretionary authority or control over the administration of such an ERISA plan or the management or disposition of the assets of such an ERISA plan, or who renders investment advice for a fee or other compensation to such an ERISA plan, is generally considered to be a fiduciary of the ERISA plan.

        In considering an investment in shares of our common stock of a portion of the assets of any plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the plan and the applicable provisions of ERISA, the Code or any similar law relating to the fiduciary's duties to the plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable similar laws.

Prohibited Transaction and Related Issues

        Section 406 of ERISA and Section 4975 of the Code generally prohibit all plans, including ERISA plans from engaging in certain specified transactions involving plan assets with persons who are parties in interest within the meaning of Section 3(14) of ERISA or disqualified persons within the meaning of Section 4975 of the Code with respect to the plan, which we refer to as parties in interest. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and/or an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Certain plans including those that are governmental plans, as defined in Section 3(32) of ERISA and Section 414(d) of the Code, certain church plans, as defined in Section 3(33) of ERISA and Section 414(e) of the Code with respect to which the election provided by Section 410(d) of the Code has not been made, and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar provisions under similar laws.

        The acquisition or holding of shares of our common stock by a plan with respect to which we or certain of our affiliates is or becomes a party in interest may constitute or result in prohibited transactions under Section 406 of ERISA or Section 4975 of the Code, unless our common stock is acquired or held pursuant to and in accordance with an applicable exemption. Accordingly, shares of our common stock may not be purchased or held by any plan or any person investing plan assets of any plan, unless the purchase or holding is eligible for the exemptive relief available under a Prohibited Transaction Class Exemption, or PTCE, such as PTCE 96-23, PTCE 95-60, PTCE 91-38, PTCE 90-1 or PTCE 84-14, issued by the U.S. Department of Labor, or the purchase and holding of shares of our common stock is not prohibited on some other basis, such as the exemption under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code, for certain transactions with non-fiduciary service providers for transactions that are for adequate consideration.

        Any person, plan or other entity who or that acquires or holds our common stock shall be deemed to have represented that such acquisition or holding will not violate the prohibited transaction provisions of ERISA nor create any excise tax liability under Section 4975 of the Code.

 UNDERWRITING

        Under the terms and subject to the conditions in an underwriting agreement by and between us and the underwriters named below, for whom Macquarie Capital (USA) Inc. and Keefe, Bruyette & Woods, Inc. are acting as representatives, the underwriters named below have severally agreed to purchase, and we have agreed to sell them, severally, the number of shares of our common stock indicated below:

Underwriter	Number of Shares
Macquarie Capital (USA) Inc.	481,250
Keefe, Bruyette & Woods, Inc.	393,750

Total	875,000

        The underwriters and the representatives are collectively referred to as the "underwriters" and the "representatives," respectively. The underwriters are offering the shares of our common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of our common stock offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of our common stock offered by this prospectus supplement if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below.

        The underwriters initially propose to offer part of the shares of our common stock directly to the public at the offering price listed on the cover page of this prospectus supplement and part to certain dealers which may include the underwriters, as such offering price less a selling concession not in excess of $1.20 per share. After the initial offering of the shares of our common stock, the offering price and other selling terms may from time to time be varied by the representatives.

        We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 131,250 additional shares of our common stock at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of our common stock offered by this prospectus supplement. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of our common stock as the number listed next to the underwriter's name in the preceding table bears to the total number of shares of our common stock listed next to the names of all underwriters in the preceding table.

        The following table shows the per share and total public offering price, underwriting discounts and commissions and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase up to an additional            shares of our common stock.

		Total
	Per Share	No Exercise	Full Exercise
Public offering price	$40.00	$35,000,000	$40,250,000
Underwriting discounts and commissions to be paid by us	$2.00	$1,750,000	$2,012,500
Proceeds, before expenses, to us	$38.00	$33,250,000	$38,237,500

        The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $270,000.

        The underwriters have informed us that they do not intend sales to accounts over which they exercise discretionary authority to exceed 5% of the total number of shares of our common stock offered by them.

        The shares are listed on the NYSE-Amex under the trading symbol "TMP".

        We and all of our directors and officers have agreed that, without the prior written consent of the representatives on behalf of the underwriters, we and they will not, during the period ending 90 days after the date of the underwriting agreement:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock;

  •
  file any registration statement with the SEC relating to the offering of any shares of our common stock or any securities convertible into or exercisable or exchangeable for common stock; or

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock;

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

        The restrictions described in the immediately preceding paragraph to do not apply to the sale of shares to the underwriters or transactions by any person other than us relating to shares of our common stock or other securities acquired in open market transactions after the completion of the offering of the shares.

        In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of our common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

        We have agreed to indemnify the several underwriters against, or contribute to payments that the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us for which they received or will receive customary fees and expenses. In the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

  European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), an offer to the public of any shares of our common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

  •
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  •
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer to the public" in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase or subscribe any shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

  United Kingdom

        Each underwriter has represented and agreed that:

  •
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

  •
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

        The validity of the shares offered hereby will be passed upon for us by Harris Beach PLLC. Certain legal matters in connection with the shares will be passed upon for the underwriters by Sidley Austin LLP, New York, New York.

EXPERTS

        The consolidated financial statements of Tompkins Financial Corporation and its subsidiaries as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, and the assessment of the effectiveness of internal control over financial reporting as of December 31, 2011, included in the Company's Annual Report on Form 10-K for the year ended December 31, 2011, incorporated by reference herein, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, included in the Company's Annual Report on Form 10-K for the year ended December 31, 2011, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and and current reports, proxy statements and other information with the SEC. The reports, proxy statements and other information that we file with the SEC are available to the public from the SEC's website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available through our Internet site at http://www.tompkinsfinancial.com. Other than any documents expressly incorporated by reference, the information on the SEC website and on our website is not a part of, and is not incorporated into, this prospectus supplement. You may also read and copy any document we file with the SEC by visiting the SEC Public Reference Room at 100 F Street N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information on the operation of the Public Reference Room.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to incorporate by reference into this prospectus supplement and the accompanying prospectus information in other documents we file with the SEC, which means we can disclose important information to you by referring you to those documents. Information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, except for any information that is modified or superseded by subsequent incorporated documents or by information that is included directly in this prospectus supplement. We incorporate by reference the documents listed in below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than those documents deemed to be furnished and not filed in accordance with SEC rules, after the date of this prospectus supplement and prior to the termination of this offering:

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2011, including any amendments thereto;

  •
  Current Reports on Form 8-K file on January 26, 2012; and

  •
  The description of our Common Shares set forth in the Registration Statement we filed with the SEC on Form 8-A on January 30, 1997, including any amendment or report filed with the SEC for the purpose of updating this description.

        Nothing in this prospectus supplement shall be deemed to incorporate information deemed furnished but not filed with the SEC.

        We will provide without charge, upon written or oral request, a copy of all of the documents that are incorporated by reference into this prospectus supplement (other than exhibits, unless they are specifically incorporated by reference in the documents). Requests should be directed to: Tompkins Financial Corporation, P.O. Box 460, Ithaca, New York 14851, Attention: Ms. Linda M. Carlton, Assistant Vice President and Corporate Secretary, telephone number: (888) 503-5753.

$50,000,000

Tompkins Financial Corporation

Common Stock and Preferred Stock

        We may offer common stock and preferred stock from time to time, and this prospectus describes the general terms of these securities and the general manner in which we will offer the securities. The aggregate initial offering price of all securities we sell under this prospectus will not exceed $50,000,000.

        We will offer the securities in amounts, at prices and on terms to be determined by market conditions at the time of the offering. We will provide the specific terms of these securities and the terms of their sale in one or more supplements to this prospectus. You should read this prospectus and any prospectus supplement together with the additional information described in the section of this prospectus entitled "Where You Can Find More Information" and "Documents Incorporated by Reference" carefully before you invest.

        Our principal executive offices are located at The Commons, Ithaca, New York, 14851, and our telephone number is (607) 273-3210. Our common stock is traded on the NYSE Amex under the symbol "TMP."

        Investing in our securities involves a high degree of risk. See the section entitled "Risk Factors" that may be included in a prospectus supplement and in the documents we file with the Securities and Exchange Commission that are incorporated in this prospectus by reference for certain risks and uncertainties you should consider.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        These securities will not be savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency or instrumentality.

The date of this prospectus August 7, 2009

 About This Prospectus

        Unless the context requires otherwise, in this prospectus, we use the terms "we," "us," "our," "Tompkins" and the "Company" to refer to Tompkins Financial Corporation and its subsidiaries.

        This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration process. Under the shelf registration process, using this prospectus, together with a prospectus supplement, we may sell, from time to time, in one or more offerings, any combination of the securities described in this prospectus in a dollar amount that does not exceed $50,000,000, in the aggregate. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of that offering. You should read this prospectus, the prospectus supplement, and the information incorporated by reference in this prospectus before making an investment in our securities. See "Where You Can Find More Information" for more information. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement.

        Our SEC registration statement containing this prospectus, including exhibits, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC's web site or at the SEC's offices. The SEC's web site and street addresses are provided under the heading "Where You Can Find More Information."

        You should rely only on the information contained in or incorporated by reference in this prospectus or a supplement to this prospectus. We have not authorized anyone to provide you with different information. This document may be used only in jurisdictions where offers and sales of these securities are permitted. You should not assume that information contained in this prospectus, in any supplement to this prospectus, or in any document incorporated by reference is accurate as of any date other than the date on the front page of the document that contains the information, regardless of when this prospectus is delivered or when any sale of our securities occurs.

        We may sell our securities to underwriters who will in turn sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us directly or through dealers or agents which we may designate from time to time. If we, directly or through agents, solicit offers to purchase the securities, we reserve the sole right to accept and, together with our agents, to reject, in whole or in part, any of those offers.

        A prospectus supplement will contain the names of the underwriters, dealers or agents, if any, together with the terms of offering, the compensation of those underwriters and the net proceeds to be received by Tompkins. Any underwriters, dealers or agents participating in the offering may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

Where You Can Find More Information

        This prospectus is a part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement, including the exhibits to the registration statement and the documents incorporated by reference.

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street,

N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at no cost on our web site, http://www.tompkinsfinancial.com, through the "SEC Filings" link, as soon as reasonably practicable after we file such documents with the SEC. Except for the SEC filings we incorporate by reference into this prospectus as described below, none of the other information on our web site is part of this prospectus.

Documents Incorporated by Reference

        We incorporate by reference into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus.

        Some information contained in this prospectus updates and supersedes the information incorporated by reference and some information that we file subsequently with the SEC will automatically update this prospectus. We incorporate by reference the documents listed below (except Items 2.02 and 7.01 of any Current Report on Form 8-K listed below, unless otherwise indicated in the Form 8-K):

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

  •
  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009;

  •
  our Current Reports on Form 8-K filed with the SEC on January 30, 2009, February 4, 2009, April 16, 2009, May 1, 2009 and May 20, 2009;

  •
  our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 9, 2009; and

  •
  the description of our common stock contained in our Registration Statement on Form 8-A (No. 1-12709) filed with the SEC on January 30, 1997, including any amendment(s) or report(s) filed for the purposes of updating such description.

        We also incorporate by reference any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the initial filing of the registration statement that contains this prospectus and before the time that all of the securities offered by this prospectus are sold; provided, however, that we are not incorporating by reference any information furnished under Item 2.02 or 7.01 of any Current Report on Form 8-K (unless otherwise indicated). Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any other document filed later which is also incorporated in this prospectus by reference, modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed to constitute a part of this prospectus except as so modified or superseded. The information contained in this prospectus should be read together with the information in the documents incorporated in this prospectus by reference.

        You may obtain any of these incorporated documents from us without charge, excluding any exhibits to these documents unless the exhibit is specifically incorporated by reference in such document, by requesting them from us in writing or by telephone at the following address:

Ms. Linda M. Carlton
Assistant Vice President and Corporate Secretary
Tompkins Financial Corporation
P.O. Box 460
Ithaca, NY 14851
(888) 503-5753

        These incorporated documents may also be available on our web site at www.tompkinsfinancial.com. Except for incorporated documents, information contained on our web site is not a prospectus and does not constitute part of this prospectus.

Note of Caution Regarding Forward-Looking Statements

        We make certain forward-looking statements in this prospectus, any prospectus supplement, and in the documents incorporated by reference into this prospectus that are based upon our current expectations and projections about current events. You should not rely on forward-looking statements in this prospectus, any prospectus supplement, or the documents incorporated by reference. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of these safe harbor provisions. You can identify these statements from our use of the words "may," "will," "should," "could," "would," "plan," "potential," "estimate," "project," "believe," "intend," "anticipate," "expect," "target" and similar expressions. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, expected or anticipated revenue, results of operations and business of the Company that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulations; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products and services.

        You should also consider carefully the statements under "Risk Factors" and other sections of this prospectus, any prospectus supplement, and the documents we incorporate by reference, which address additional facts that could cause our actual results to differ from those set forth in the forward-looking statements. We caution investors not to place significant reliance on the forward-looking statements contained in this prospectus, any prospectus supplement, and the documents we incorporate by reference.

        Because of these and other uncertainties, our actual future results, performance or achievements, or industry results, may be materially different from the results contemplated by these forward-looking statements. In addition, our past results of operations do not necessarily indicate our future results. You should not place undue reliance on any forward-looking statements, which speak only as of the date they were made. We do not intend to update these forward-looking statements, even though our situation may change in the future, unless we are obligated to do so under the federal securities laws. We qualify all of our forward-looking statements by these cautionary statements.

About Tompkins Financial Corporation

        Tompkins Financial Corporation is a registered financial holding company incorporated in 1995 under the laws of the State of New York and our common stock is listed on the NYSE Amex (Symbol: TMP). Tompkins is headquartered at The Commons, Ithaca, New York. Tompkins is the corporate parent of three community banks: Tompkins Trust Company, The Bank of Castile and The Mahopac National Bank; an insurance agency, Tompkins Insurance Agencies, Inc.; and a fee-based financial planning and wealth management firm, AM&M Financial Services, Inc. The Company operates in two business segments, banking and financial services. Financial services activities include the results of the Company's trust, financial planning, wealth management and broker-dealer services, risk management, and insurance agency operations.

 Prospectus Summary

        This summary contains a general description of the securities we may offer. This summary is not complete and does not contain all of the information that may be important to you. For a more complete understanding of us and the terms of the securities we will offer, you should read carefully this entire prospectus, including the "Risk Factors" section of any prospectus supplement for the securities and the other documents we refer to and incorporate by reference in this prospectus. In particular, we incorporate important business and financial information into this prospectus by reference.

The Securities We May Offer

        We may use this prospectus to offer securities in an aggregate amount of up to $50,000,000 in one or more offerings. A prospectus supplement, which we will provide each time we offer securities, will describe the amounts, prices and detailed terms of the securities and may describe risks associated with an investment in the securities. We will also include in the prospectus supplement, where applicable, information about material United States federal income tax considerations relating to the securities. Terms used in this prospectus will have the meanings described in this prospectus unless otherwise specified.

        We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We, as well as any agents acting on our behalf, reserve the sole right to accept or to reject in whole or in part any proposed purchase of our securities. Each prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of our securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.

Common Stock

        We may sell our common stock, with a par value of $0.10 per share. In a prospectus supplement, we will describe the aggregate number of shares offered and the offering price or prices of the shares.

Preferred Stock

        We may sell shares of our preferred stock in one or more series. In a prospectus supplement, we will describe the specific designation, the aggregate number of shares offered, the dividend rate or manner of calculating the dividend rate, the dividend periods or manner of calculating the dividend periods, the ranking of the shares of the series with respect to dividends, liquidation and dissolution, the stated value of the shares of the series, the voting rights of the shares of the series, if any, whether and on what terms the shares of the series will be convertible or exchangeable, and whether and on what terms we can redeem the shares of the series.

Risk Factors

        Before making an investment decision, you should carefully consider the risks described under "Risk Factors" in the applicable prospectus supplement and in our most recent Annual Report on Form 10-K, and in our updates to those risk factors in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

 Use of Proceeds

        We expect to use the net proceeds from the sale of any securities for general corporate purposes, which may include:

  •
  investing in, or extending credit to, our operating subsidiaries;

  •
  investments at the holding company level;

  •
  reducing or refinancing existing debt;

  •
  possible acquisitions;

  •
  stock repurchases; and

  •
  other purposes as described in any prospectus supplement.

        Pending such use, we may temporarily invest the net proceeds of any offering. The precise amounts and timing of the application of proceeds will depend upon our funding requirements and the availability of other funds. Except as indicated in a prospectus supplement, allocations of the proceeds to specific purposes will not have been made at the date of that prospectus supplement.

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

        The following table sets forth our consolidated ratio of earnings to combined fixed charges and preferred dividends for the periods presented. You should read these ratios in connection with our consolidated financial statements, including the notes to those statements, incorporated by reference in this prospectus.

	For the three Months Ended March 31		For the Fiscal Years Ended December 31
	2009	2008	2008	2007	2006	2005	2004
Ratio of earnings to fixed charges(1)
Including deposit interest	2.10	1.82	1.87	1.66	1.84	2.29	2.63
Excluding deposit interest	3.99	3.87	3.73	3.93	5.13	5.99	5.61

        For purposes of calculating the ratio of earnings to fixed charges, fixed charges are the sum of:

  •
  interest cost, including interest on deposits; and

  •
  that portion of rent expense estimated to be representative of the interest factor.

(1)
Currently, we have no shares of preferred stock outstanding and have not paid any dividends on preferred stock in the periods presented. Therefore, the ratio of earnings to combined fixed charges and preferred stock dividends is identical to the ratio of earnings to fixed charges.

Description of Capital Stock

        The authorized capital stock of Tompkins consists of 25,000,000 shares of common stock, par value $0.10 per share, and 3,000,000 shares of preferred stock, par value $0.01 per share, which may be issued in series with such powers, designations and rights as may be established from time to time by our Board of Directors. As of July 20, 2009, there were 9,720,440 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Description of Common Stock

General

        Each share of our common stock has the same relative rights as, and is identical in all respects to, each other share of our common stock. Our common stock is traded on the NYSE Amex under the symbol "TMP." All of the outstanding shares of common stock are, and any common stock issued and sold under this prospectus will be, fully paid and nonassessable.

        The transfer agent and registrar for our common stock is American Stock Transfer & Transfer Company, 59 Maiden Lane, Plaza Level, New York, New York 10038.

Dividends

        The holders of Tompkins common stock are entitled to share ratably in dividends when and as declared by the Board of Directors out of legally available funds therefor. The Company's Certificate of Incorporation permits the Board of Directors to issue preferred stock with terms set by the Board, which terms may include the right to receive dividends ahead of the holders of common stock. Tompkins has no shares of preferred stock presently outstanding.

        Cash dividends on Tompkins common stock were paid on the 15th day of February, May, August and November of 2008; and the 15th day of February and May of 2009. The Company's ability to pay dividends is generally limited to earnings from the prior year, although retained earnings and dividends from its subsidiaries may also be used to pay dividends under certain circumstances. The Federal Reserve Board generally prohibits holding companies from paying dividends except out of operating earnings, and the prospective rate of earnings retention appears consistent with the holding company's capital needs, asset quality and overall financial condition. The Company's primary source of funds to pay for shareholder dividends is receipt of dividends from its subsidiaries. Future dividend payments to the Company by its subsidiaries will be dependent on a number of factors, including the earnings and financial condition of each subsidiary, and are subject to the regulatory limitations discussed in "Note 18 Regulations and Supervision" in Notes to Consolidated Financial Statements in Part II, Item 8 of the Company's Annual Report on Form 10-K for the 2008 fiscal year.

Liquidation Rights

        In the event of any liquidation, dissolution, or winding up of Tompkins, the holders of shares of Tompkins common stock will be entitled to receive, after payment of all the Company's debts and liabilities and after satisfaction of all liquidation preferences applicable to the preferred stock, all remaining assets of the Company available for distribution in cash or in kind.

Voting Rights

        The holders of the Company's common stock have one vote for each share held on any matter presented for consideration at a shareholder meeting. The holders of Tompkins common stock are not entitled to cumulative voting in the election of directors.

No Preemptive Rights; Redemption and Assessment

        Holders of shares of our common stock will not be entitled to preemptive rights with respect to any shares that may be issued. Our common stock is not subject to redemption or any sinking fund and the outstanding shares are fully paid and non-assessable.

Securities Are Not Insured by the FDIC

        Investments in our securities will not qualify as deposits or savings accounts and will not be insured or guaranteed by the FDIC or any other governmental agency and are subject to investment risk, including the possible loss of principal.

Material Provisions of our Certificate of Incorporation and Bylaws and New York Law

        General.    Our Certificate of Incorporation and Bylaws contain certain provisions designed to enhance the ability of our Board of Directors to deal with attempts to acquire control of the Company. These provisions and the ability to set the voting rights, preferences and other terms of any series of preferred stock that may be issued, may be deemed to have an anti-takeover effect and may discourage takeovers (which certain stockholders may deem to be in their best interest). To the extent that such takeover attempts are discouraged, temporary fluctuations in the market price of our common stock resulting from actual or rumored takeover attempts may be inhibited. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even though such transaction may be favorable to the interests of stockholders, and could potentially adversely affect the market price of our common stock.

        The following briefly summarizes protective provisions that are contained in our Certificate of Incorporation and Bylaws. This summary is necessarily general and is not intended to be a complete description of all the features and consequences of those provisions, and is qualified in its entirety by reference to our Certificate of Incorporation and Bylaws.

        Certificate of Incorporation.    Our Certificate of Incorporation provides that any business combination that would result in the disposition of all or substantially all of our assets requires the affirmative vote of 80% of our outstanding common shares in the case of a business combination involving a person that is the beneficial owner of at least 20% of our common shares, unless (1) such business combination has been approved by a majority of the disinterested directors, or (2) a fair price is offered for the Company's shares, the calculation of which is described in greater detail in Article VII of our Certificate of Incorporation. The foregoing provisions may not be amended, altered, changed or repealed without the affirmative vote of at least 80% of the outstanding capital stock entitled to vote.

        Statutory Restrictions.    New York's Business Corporations Law (the "BCL") restricts certain business combinations. The statute prohibits certain New York corporations from engaging in a merger or other business combination with a holder of 20% or more of the corporation's outstanding voting stock ("interested shareholder") for a period of five years following acquisition of the stock unless the merger or other business combination, or the acquisition of the stock, is approved by the corporation's board of directors prior to the date of the stock acquisition. If the combination was not previously approved, the interested shareholder may effect a combination after the five-year period only if a majority of the shares not owned by the 20% shareholder vote in favor of the combination or the aggregate amount of the offer meets certain fair price criteria. The provisions of Section 912 of the BCL apply if and for so long as a New York corporation has a class of securities registered under Section 12 of the Exchange Act. We have not elected to opt out of these provisions of the BCL.

        Omission of Cumulative Voting.    The omission of cumulative voting from the Company's Certificate of Incorporation may be considered anti-takeover in nature. Cumulative voting entitles each stockholder to as many votes as equal the number of shares owned by him or her multiplied by the number of directors to be elected. A stockholder may cast all these votes for one candidate or distribute them among any two or more candidates. Cumulative voting is optional under the New York State Business Corporation Law.

        Advance Notice; Preferred Stock.    The Company's Bylaws contain restrictions that may discourage other persons from attempting to acquire control of the Company, including, without limitation, prohibitions on shareholder action by written consent and advance notice requirements with respect to matters to be voted upon at all shareholders' meetings. In addition, the Company's Certificate of Incorporation authorizes the issuance of up to 3,000,000 shares of preferred stock. The rights and preferences for any series of preferred stock may be set by the Board of Directors, in its sole discretion and without stockholder approval, and the rights and preferences of any such preferred stock may be superior to those of the common stock and thus may adversely affect the rights of holders of the common stock.

        The overall effect of the Certificate of Incorporation and Bylaw provisions described above may be to deter a future tender offer or other takeover attempt that some stockholders might view to be in their best interests as the offer might include a premium over the market price of the Company's common stock at that time. In addition, these provisions may have the effect of assisting the Company's current management in retaining its position and place it in a better position to resist changes which some shareholders may want to make if dissatisfied with the conduct of the Company's business. In addition, the existence of Supplemental Executive Retirement Plans for certain executive officers (which plans include change in control provisions) could add to the cost of a takeover of the Company. There are no other anti-takeover provisions in the Certificate of Incorporation or Bylaws, and there are no present plans to adopt other anti-takeover provisions.

Description of Preferred Stock

General

        As of the date of this prospectus, 3,000,000 shares of preferred stock, par value $0.01 per share, are authorized, of which none are issued and outstanding. Our Board of Directors may authorize the issuance of one or more additional series of preferred stock and may establish and designate series and the number of shares and the relative rights, preferences and limitations of the respective series of the preferred stock offered by this prospectus and the applicable prospectus supplement. The shares of preferred stock, when issued and sold, will be fully paid and nonassessable.

        The number of shares and all of the relative rights, preferences and limitations of the respective future series of preferred stock authorized by the Board of Directors will be described in the applicable prospectus supplement. The terms of particular series of preferred stock may differ, among other things, in:

  •
  designation;

  •
  number of shares that constitute the series;

  •
  dividends (which may be cumulative or noncumulative), the dividend rate, or the method of calculating the dividend rate;

  •
  dividend periods, or the method of calculating the dividend periods;

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  redemption provisions, including whether, on what terms and at what prices the shares will be subject to redemption at our option and whether a sinking fund will be established;

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  voting rights;

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  preferences and rights upon liquidation or winding up;

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  whether and on what terms the shares will be convertible into or exchangeable for shares of any other class, series or security of ours or any other corporation or any other property (including whether the conversion or exchange is mandatory, at the option of the holder or at our option, the period during which conversion or exchange may occur, the initial conversion or exchange price or rate and the circumstances or manner in which the amount of common or preferred stock or other securities issuable upon conversion or exchange may be adjusted);

  •
  for preferred stock convertible into our common stock, the number of shares of common stock to be reserved in connection with, and issued upon conversion of, the preferred stock (including whether the conversion or exchange is mandatory, the initial conversion or exchange price or rate and the circumstances or manner in which the amount of common stock issuable upon conversion or exchange may be adjusted) at the option of the holder or our option and the period during which conversion or exchange may occur; and,

  •
  other rights and privileges and any qualifications, limitations or restrictions of those rights or privileges.

        Each series of preferred stock will rank, with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up:

  •
  junior to any series of our capital stock expressly stated to be senior to that series of preferred stock; and

  •
  senior to our common stock and any class of our capital stock expressly stated to be junior to that series of preferred stock.

Dividends

        Dividends will be payable as they are declared by our Board of Directors at such time or times as it elects, and no holder of preferred stock will have any right to receive any dividend unless and until that dividend has been declared by the Board of Directors. The stated annual dividend may be declared and paid in increments during each calendar year. In connection with each dividend payment, the Board of Directors may set a record date in advance of the payment date for the purpose of determining the holders of shares preferred stock who are entitled to receive that dividend.

        If described in the applicable prospectus supplement, we may pay cumulative cash dividends to the holders of preferred stock, when and as declared by the Board of Directors or the committee, out of funds legally available for payment. The prospectus supplement will detail, as applicable, the annual rate of dividends or the method or formula for determining or calculating them, and the payment dates and payment periods for dividends. In the event that dividends are declared on the preferred stock, the Board of Directors or the committee will fix a record date for any such payment of dividends, which will be paid on the preferred stock to the holders of record on that record date.

        We will not declare, pay or set aside for payment any dividends on any preferred stock ranking on a parity as to payment of dividends with the preferred stock unless we declare, pay or set aside for payment dividends on all the outstanding shares of preferred stock for all dividend payment periods ending on or before the dividend payment date for that parity stock.

        Unless we have paid in full all unpaid cumulative dividends, if any, on the outstanding shares of preferred stock, we may not take any of the following actions with respect to our common stock or any other preferred stock ranking junior or on parity with the preferred stock as to dividend payments (unless otherwise described in the prospectus supplement):

  •
  declare, pay or set aside for payment any dividends, other than dividends payable in our common stock;

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  make other distributions;

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  redeem, purchase or otherwise acquire our common stock or junior preferred stock for any consideration; or

  •
  make any payment to or available for a sinking fund for the redemption of our common stock or junior preferred stock.

Conversion and Exchange

        The prospectus supplement will indicate whether and on what terms the shares of any future series of preferred stock will be convertible into or exchangeable for shares of any other class, series or security of the Company (including whether the conversion or exchange is mandatory, at the option of the holder or our option, the period during which conversion or exchange may occur, the initial conversion or exchange price or rate and the circumstances or manner in which the amount of common or preferred stock or other securities issuable upon conversion or exchange may be adjusted). It will also indicate for preferred stock convertible into common stock, the number of shares of common stock to be reserved in connection with, and issued upon conversion of, the preferred stock (including whether the conversion or exchange is mandatory, the initial conversion or exchange price or rate and the circumstances or manner in which the amount of common stock issuable upon conversion or exchange may be adjusted) at the option of the holder or at our option and the period during which conversion or exchange may occur.

Redemption

        The prospectus supplement will indicate whether, and on what terms, shares of any future series of preferred stock will be subject to mandatory redemption or a sinking fund provision. The prospectus supplement will also indicate whether, and on what terms, including the date on or after which redemption may occur, we may redeem shares of a series of the preferred stock.

Liquidation Rights

        In the event of any liquidation, dissolution or winding up of the Company, the holders of shares of preferred stock will be entitled to receive, out of the Company's assets available for distribution to shareholders, liquidating distributions in an amount equal to the stated value per share of preferred stock, as described in our Articles of Incorporation and/or the applicable prospectus supplement, plus accrued and accumulated but unpaid dividends, if any, to the date of final distribution, before any distribution is made to holders of:

  •
  any class or series of capital stock ranking junior to the preferred stock as to rights upon liquidation, dissolution or winding up; or

  •
  our common stock.

        However, holders of the shares of preferred stock will not be entitled to receive the liquidation price of their shares until we have paid or set aside an amount sufficient to pay in full the liquidation preference of any class or series of our capital stock ranking senior as to rights upon liquidation, dissolution or winding up. Unless otherwise provided in the applicable prospectus supplement, neither a consolidation or merger of Tompkins with or into another corporation nor a merger of another corporation with or into Tompkins nor a sale or transfer of all or part of the Company's assets for cash or securities will be considered a liquidation, dissolution or winding up of Tompkins.

        If, upon any liquidation, dissolution or winding up of Tompkins, the Company's assets then distributable are insufficient to pay in full the amounts payable with respect to the preferred stock and any other preferred stock ranking on parity with the preferred stock as to rights upon liquidation, dissolution or winding up, the holders of the preferred stock and of that other preferred stock will share ratably in any distribution in proportion to the full respective preferential amounts to which they are entitled. After we have paid the full amount of the liquidating distribution to which they are entitled, the holders of the preferred stock will not be entitled to any further participation in any distribution of assets by Tompkins.

Voting Rights

        Unless otherwise determined by our Board of Directors and indicated in the prospectus supplement, holders of the preferred stock will not have any voting rights except as from time to time required by law.

        So long as any shares of the preferred stock remain outstanding, we will not, without the consent of the holders of at least a majority of the shares of preferred stock outstanding at the time, voting together as one class with all other series of preferred stock having similar voting rights that have been conferred and are exercisable:

  •
  issue or increase the authorized amount of any class or series of stock ranking senior to the outstanding preferred stock as to dividends or upon liquidation or dissolution; or

  •
  amend, alter or repeal the provisions of our Articles, whether by merger, consolidation or otherwise, so as to materially and adversely affect any power, preference or special right of the outstanding preferred stock or its holders.

Plan of Distribution

General

        We may sell the securities being offered hereby in one or more of the following ways from time to time:

  •
  through agents to the public or to investors;

  •
  to underwriters for resale to the public or to investors;

  •
  directly to investors; or

  •
  through a combination of any of these methods of sale.

        We will set forth in a prospectus supplement the terms of the offering, including:

  •
  the name or names of any agents or underwriters;

  •
  the purchase price of the securities being offered and the proceeds we will receive from the sale;

  •
  any over-allotment options under which underwriters may purchase additional securities from us;

  •
  any agency fees or underwriting discounts and other items constituting agents' or underwriters' compensation;

  •
  any initial public offering price;

  •
  any discounts or concessions allowed or re allowed or paid to dealers; and

  •
  any securities exchanges or markets on which such securities may be listed.

Agents

        We may designate agents who agree to use their reasonable efforts to solicit purchases of our securities for a period of their appointment or to sell our securities on a continuing basis.

Underwriters

        If we use underwriters for a sale of securities, the underwriters will acquire the shares for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters may sell the securities directly or through underwriting syndicates by managing underwriters. The obligations of the underwriters to purchase the shares will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the shares if they purchase any of the shares. The underwriters may change from time to time any initial public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. We may use underwriters with whom we have a material relationship. We will describe the nature of any such relationship in any prospectus supplement naming any such underwriter.

        Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation.

        We may have agreements with the underwriters, dealers and agents to indemnify them against various civil liabilities, including liabilities under the Securities Act, or to contribute payments that the agents, underwriters, dealers and remarketing firms may be required to make as a result of those civil liabilities. Underwriters, dealers and agents and their affiliates may be customers of, engage in transactions with, or perform services for us or our subsidiary companies in the ordinary course of their businesses. In connection with the distribution of the securities, we may enter into swap or other hedging transactions with, or arranged by, underwriters or agents or their affiliates. These underwriters or agents or their affiliates may receive compensation, trading gain or other benefits from these transactions.

Direct Sales

        We may also sell shares directly to one or more purchasers without using underwriters or agents.

Stabilization Activities

        Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of these activities at any time.

Trading Markets and Listing of Securities

        Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is listed on the NYSE Amex. Any shares of common stock hereunder will be listed in the NYSE Amex. We may elect to list any other class or series of securities on any additional exchange or market, but we are not obligated to do so unless stated otherwise in a prospectus supplement. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

Legal Matters

        Unless otherwise indicated in the applicable prospectus supplement, some legal matters, including the validity of any securities offered pursuant to the applicable prospectus supplement, will be passed upon for us by Harris Beach PLLC, Ithaca, New York, our counsel, and for any underwriters and agents by counsel selected by such underwriters or agents. Edward C. Hooks, a member of Harris Beach PLLC and former director of Tompkins, owns shares of Tompkins common stock. The aggregate number of shares beneficially owned by Mr. Hooks equals less than 1% of our issued and outstanding common stock as of the date of this prospectus.

Experts

        The consolidated financial statements of Tompkins Financial Corporation and subsidiaries as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, and management's assessment of the effectiveness of our internal control over financial reporting as of December 31, 2008, which are included in our Annual Report on Form 10-K for the year ended December 31, 2008, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

875,000 Shares

Common Stock

Prospectus Supplement

March 28, 2012

Joint Bookrunning Managers
Macquarie Capital	Keefe, Bruyette & Woods